Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements (“pro forma financial statements”) give effect to the acquisition (the “Acquisition”) by OMNOVA Solutions Inc. (“OMNOVA” or the “Company”) of Eliokem International SAS (“Eliokem”) and the related financings on the historical financial position and results of operations of OMNOVA and Eliokem. The historical financial information set forth below has been derived from, and should be read in connection with, the financial statements of OMNOVA, which are derived from OMNOVA’s audited financial statements included in its Current Report on Form 8-K filed with the SEC on October 5, 2010 and its unaudited financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2010, and the financial statements of Eliokem, which are derived from Eliokem’s audited financial statements included in Exhibit 99.1 of this Current Report on Form 8-K and its unaudited financial statements included in Exhibit 99.2 of this Current Report on Form 8-K.

The pro forma statements give effect to the Acquisition and the related financings as if the transactions had been consummated for the combined statements of operations on December 1, 2008 and for the combined balance sheet on August 31, 2010 under the acquisition method of accounting.

The pro forma statements are provided for informational purposes only and do not purport to represent what the combined financial position or results of operations actually would have been had the Acquisition and related financings and other pro forma adjustments occurred on the dates indicated. Additionally, the pro forma statements are not necessarily indicative of the future financial condition or results of operations of OMNOVA.

We have translated the historical financial information of Eliokem set forth below from euros into U.S. dollars based on historical exchange rates.

The Acquisition

On November 22, 2010, OMNOVA entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with the equity holders of Eliokem (the “Sellers”) in respect of the Acquisition. On December 9, 2010, the Company completed the Acquisition pursuant to the terms of the Purchase Agreement.

Eliokem is a worldwide manufacturer of specialty chemicals used in a diverse range of niche applications including coating resins, elastomeric modifiers, antioxidants, oilfield chemicals and latices for specialty applications. Eliokem is headquartered in Villejust, France and has facilities located in France, the United States, China and India.

Pursuant to the terms of the Purchase Agreement, OMNOVA has acquired all of the outstanding ordinary shares of Eliokem (the “Shares”), as well as all warrants to purchase Shares, debt securities convertible into Shares and debt securities redeemable for Shares, from the Sellers for an aggregate purchase price of €227.5 million in cash, less amounts for Eliokem’s net debt and debt-like items, and subject to working capital and capital expenditure adjustments.

OMNOVA SOLUTIONS INC.

Unaudited Pro Forma Combined Statements of Operations

For the Twelve Months Ended November 30, 2009

(Dollars in millions, except per share amounts)

	Historical
	Twelve Months Ended
	November 30, 2009	December 31, 2009	Pro Forma Adjustments
	OMNOVA	Eliokem	Debt Transactions		Acquisition Transactions		Pro Forma Combined
Net Sales	$696.4	$229.4	$—		$—		$925.8
Cost of goods sold	536.7	162.9	—		—		699.6

Gross profit	159.7	66.5	—		—		226.2

Selling, general and administrative	99.9	30.6	—		—		130.5
Depreciation and amortization	22.9	13.4			4.3	(a)	40.6
Fixed asset impairment	1.1	—	—		—		1.1
Restructuring and severance	2.1	6.7	—		—		8.8
Interest expense	8.1	17.3	9.8	(b)(c)			35.2
Other (income) expense, net	(2.3)	(4.0)	—		—		(6.3)

	131.8	64.0	9.8		4.3		209.9

Income from continuing operations before income taxes	27.9	2.5	(9.8)		(4.3)		16.3
Income tax expense	1.7	1.3	—		(1.3	)(e)	1.7

Net income	$26.2	$1.2	$(9.8)		$(3.0)		$14.6

Weighted average shares outstanding:
Basic	44.1						44.1
Diluted	44.1						44.1

Earnings per share:
Basic	$.59						$.33
Diluted	$.59						$.33

See notes to unaudited pro forma combined financial statements.

OMNOVA SOLUTIONS INC.

Unaudited Pro Forma Combined Statements of Operations

For the Nine Months Ended August 31, 2010

(Dollars in millions, except per share amounts)

	Historical
	Nine Months Ended
	August 31, 2010	September 30, 2010	Pro Forma Adjustments
	OMNOVA	Eliokem	Debt Transactions		Acquisition Transactions		Pro Forma Combined
Net Sales	$638.2	$221.3	$—		$—		$859.5
Cost of goods sold	511.6	156.7	—		—		668.3

Gross profit	126.6	64.6	—		—		191.2

Selling, general and administrative	74.5	24.8	—		—		99.3
Depreciation and amortization	15.7	9.4			3.2	(a)	38.3
Fixed asset impairment	6.2	—	—		—		6.2
Restructuring and severance	.5	—	—		—		.5
Interest expense	5.6	11.9	9.8	(b)(c)	—		27.3
Other (income) expense, net	(4.0)	7.8	—		(2.6	)(d)	1.2

	98.5	53.9	9.8		.6		162.8

Income (loss) from continuing operations before income taxes	28.1	10.7	(9.8)		(.6)		28.4
Income tax expense	1.7	5.5	—		(5.5	)(e)	1.7

Net income	$26.4	$5.2	$(9.8)		$4.9		$26.7

Weighted average shares outstanding:
Basic	44.6						44.6
Diluted	45.0						45.0

Earnings per share:
Basic	$.61						$.60
Diluted	$.61						$.59

See notes to unaudited pro forma combined financial statements.

OMNOVA SOLUTIONS INC.

Unaudited Pro Forma Combined Balance Sheets

As of August 31, 2010

(Dollars in million, except share data)

	Historical
			Pro Forma Adjustments
	OMNOVA	Eliokem	Debt Transactions		Acquisition Transactions		Pro Forma Combined
ASSETS:
Current Assets
Cash and cash equivalents	$59.7	$30.7	$287.1	(f)(h)	$(322.4	)(i)	$55.1
Accounts receivable, net	125.4	40.2	—		—		165.6
Inventories	51.0	37.4	—		4.0	(j)	92.4
Prepaid expenses and other	3.1	8.4	—		—		11.5
Deferred income taxes	—	2.7	—		—		2.7

Total Current Assets	239.2	119.4	287.1		(318.4)		327.3

Property, plant and equipment, net	129.6	101.4	—		15.5	(j)	246.5
Trademarks and other intangible assets, net	6.1	27.1	—		49.7	(j)	82.9
Goodwill	—	48.4	—		49.3		97.7
Deferred income taxes	1.2	—	—		—		1.2
Other assets	2.8	2.2	14.3	(g)	(1.6	)(j)	17.7

Total Assets	$378.9	$298.5	$301.4		$(205.5)		$773.3

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.7	$21.8	$.5	(f)	$(21.8	)(i)	$5.2
Accounts payable	81.9	21.7	—		—		103.6
Accrued payroll and personal property taxes	15.8	20.0	—		—		35.8
Employee benefit obligations	2.6	—	—		—		2.6
Deferred income taxes	.9	—	—		—		.9
Other current liabilities	5.1	4.8	—		—		9.9

Total Current Liabilities	111.0	68.3	.5		(21.8)		158.0

Long-term debt	139.7	179.7	306.3	(f)	(179.7	)(i)	446.0
Postretirement benefits other than pensions	8.1	—	—		—		8.1
Pension liability	60.2	7.6	—		—		67.8
Deferred income taxes	.9	18.2			22.1	(j)	41.2
Other liabilities	14.3	.2	(4.3	)(h)	—		10.2

Total liabilities	334.2	274.0	302.5		(179.4)		731.3

Shareholders’ Equity
Preference stock	—	—	—		—		—
Common stock	4.5	—	—		—		4.5
Additional contributed capital	316.8	22.0	—		(22.0	)(k)	316.8
Retained deficit	(193.5)	9.0	(1.1	)(g)(h)	(10.6	)(i)(k)	(196.2)
Treasury stock at cost.	(1.3)	—	—		—		(1.3)
Accumulated other comprehensive loss	(81.8)	(6.5)	—	(h)	6.5	(k)	(81.8)

Total Shareholders’ Equity	44.7	24.5	(1.1)		(26.1)		42.0

Total Liabilities and Shareholders’ Equity	$378.9	$298.5	$301.4		$(205.5)		$773.3

See notes to unaudited pro forma combined financial statements.

1.	Basis of Pro Forma Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of OMNOVA and Eliokem after giving effect to OMNOVA’s acquisition of Eliokem and the related financing arrangements. All pro forma statements use OMNOVA’s period end date. All pro forma amounts for Eliokem have been translated into U.S. dollars for presentation purposes by converting the monthly results of operations of Eliokem from euros into U.S. dollars using the average exchange rate for the statement of operating data and the period-end exchange rate for the balance sheet data.

OMNOVA’s fiscal year ends on November 30 with interim periods ending on February 28 or 29, May 31 and August 31. Eliokem’s fiscal year ends on December 31 with interim periods ending on March 31, June 30 and September 30.

The unaudited pro forma combined balance sheet as of August 31, 2010 is presented as if the Acquisition occurred on August 31, 2010. The unaudited pro forma combined statements of operations for all periods are presented as if the contemplated Acquisition had taken place on December 1, 2008. The unaudited pro forma combined statement of operations for the twelve months ended November 30, 2009 include results of operations of (1) OMNOVA for the twelve months ended November 30, 2009 and (2) Eliokem for the twelve months ended December 31, 2009. The unaudited pro forma combined statement of operations for the nine months ended August 31, 2010 include results of operations of (1) OMNOVA for the nine months ended August 31, 2010 and (2) Eliokem for the nine months ended September 30, 2010. No adjustments were made to Eliokem’s historical information for its different period end dates.

The allocation of the purchase price used in the unaudited pro forma combined financial statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed, and the related income tax impact of the acquisition accounting adjustments. OMNOVA expects the purchase price allocation to be completed upon the finalization of the related valuations. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a final valuation to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition was completed. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in these unaudited pro forma combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Subtopic 805-10, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurements and Disclosures,” which OMNOVA has adopted. ASC Subtopic 805-10 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, OMNOVA may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect OMNOVA’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

1.	Basis of Pro Forma Presentation (continued)

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and added to those of OMNOVA. Financial statements and reported results of operations of OMNOVA issued after completion of the Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Eliokem.

Under ASC Subtopic 805-10, acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by OMNOVA are estimated to be approximately $4.3 million, of which $2.6 million has been recognized through August 31, 2010. The un-incurred balance of $1.7 million is reflected in the unaudited pro forma combined balance sheets as a reduction to cash and retained earnings. These costs are not reflected in the unaudited pro forma combined statements of operations due to their non-recurring nature. The unaudited pro forma combined financial statements do not reflect any acquisition-related restructuring charges incurred in connection with the Acquisition but these costs, if any, will be expensed as incurred.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of OMNOVA that would have been reported had the contemplated Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of OMNOVA. The unaudited pro forma combined financial statements should be read in conjunction with OMNOVA’s financial statements for the three and nine months ended August 31, 2010 and for the year ended November 30, 2009, which have been previously filed with the Securities and Exchange Commission (“SEC”). Eliokem’s financial statements for the nine months ended September 30, 2010 and the year ended December 31, 2009 are included in this Current Report on Form 8-K.

2.	Eliokem Acquisition

On November 22, 2010, OMNOVA entered into the Purchase Agreement with the Sellers in respect of the Acquisition. On December 9, 2010, the Company completed the Acquisition pursuant to the terms of the Purchase Agreement.

Eliokem is a worldwide manufacturer of specialty chemicals used in a diverse range of niche applications including coating resins, elastomeric modifiers, antioxidants, oilfield chemicals and latices for specialty applications. Eliokem is headquartered in Villejust, France and has facilities located in France, the United States, China and India.

Pursuant to the terms of the Purchase Agreement, OMNOVA has acquired all of the outstanding Shares, as well as all warrants to purchase Shares, debt securities convertible into Shares and debt securities redeemable for Shares, from the Sellers for an aggregate purchase price of €227.5 million in cash, less amounts for Eliokem’s net debt and debt-like items, and subject to working capital and capital expenditure adjustments.

3.	Financing

In connection with the Acquisition, OMNOVA issued $250 million aggregate principal amount of senior notes with a fixed interest rate per annum of 7.875%, payable semi-annually. The notes have a term of eight years and are unsecured.

Additionally, OMNOVA refinanced its existing $150 million term loan that had a balance of $141.2 million as of August 31, 2010 with a new $200 million term loan. The new term loan has a term of six and one-half years. Required annual payments on the new term loan are $2.0 million, payable in quarterly installments with any remaining balance payable at maturity. The new term loan is secured by the property, plant and equipment and intangible assets of the combined companies. Interest on the new term loan initially is at LIBOR plus 4.0% with a floor on LIBOR of 1.75%.

OMNOVA issued the new term loan at a discount of $2.0 million. This discount is reflected as a reduction of outstanding debt and amortized over the respective terms of the debt. OMNOVA also unwound its current $50 million notional amount interest rate swap at a settlement cost to OMNOVA of approximately $4.3 million, and is reflected in the unaudited pro forma combined balance sheets as a reduction to cash and a corresponding reduction to other liabilities. The associated costs are not reflected in the unaudited pro forma combined statements of operations due to their non-recurring nature.

Net proceeds from the senior notes and the new term loan were used for the Acquisition (including the repayment of Eliokem’s debt), the repayment of amounts outstanding under OMNOVA’s existing term loan, which had a balance of $141.2 million as of August 31, 2010, related fees and expenses and for general working capital purposes.

OMNOVA expects to incur approximately $15.4 million of deferred financing costs in connection with the issuance of the senior notes and the new term loan. These deferred financing costs will be amortized over the respective terms of the underlying debt. OMNOVA’s deferred financing fees of $1.1 million as of August 31 2010 related to the existing term loan will be written-off. Additionally, Eliokem’s deferred financing fees of $1.6 million at August 31, 2010 will not be assumed in the Acquisition.

4.	Estimate of Assets Acquired and Liabilities Assumed

The preliminary estimate of the fair values of assets acquired and liabilities to be assumed as of the closing of the Acquisition were allocated to each of Eliokem’s assets, liabilities and identifiable intangible assets. The excess of purchase price over the estimated fair values of assets acquired and liabilities assumed is allocated to goodwill.

The preliminary estimate of the fair values of assets acquired and liabilities assumed (in millions) is as follows:

	Book Value	Adjustment to Fair Value	Fair Value
Working capital (a)	$70.2	$4.0	$74.2
Net fixed assets(b)	101.4	15.5	116.9
Identifiable intangible assets (b)	27.1	49.7	76.8
Deferred tax assets	2.7	—	2.7
Other net assets	2.2	(1.6)	.6
Goodwill (c)	48.4	49.3	97.7
Deferred tax liabilities (d)	(18.2)	(22.1)	(40.3)
Other liabilities	(7.9)	—	(7.9)

Total consideration paid			$320.7

(a)	The adjustment to working capital is due to an estimated increase in the fair value of inventory acquired.

4.	Estimate of Assets Acquired and Liabilities Assumed (continued)

(b)	The fair value of net fixed assets were determined based on management’s estimate of the replacement cost of similar fixed assets. The fair value of the identifiable intangible assets was determined based on management’s best estimate of the preliminary estimated cash flows associated with these identifiable intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.
(c)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.
(d)	As of the completion of the Acquisition, OMNOVA will provide deferred taxes and other tax adjustments as part of the allocation of the purchase price due to differences between book valuations and tax valuations, primarily related to the estimated fair value adjustments for net acquired long-lived assets.

OMNOVA expects the purchase price allocation to be finalized upon the completion of the related valuations pursuant to ASC 805. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in these unaudited pro forma combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (dollars in millions):

	Estimated Fair Value	Estimated Useful Life
Definite lived assets:
Trademarks	$1.1	13 years
Customer relationships	35.9	10 –14 years
Other intangibles	11.8	4 – 14 years

Total definite lived assets	48.8

Indefinite lived assets:
Trademarks	28.0	N/A

Total identifiable intangible assets	$76.8

Trademarks and other intangible assets will be amortized on a straight-line basis over their estimated useful lives. Customer relationships will be amortized on an accelerated basis according over their estimated useful lives based on estimated attrition rates. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. In the future, if it is determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

5.	Pro Forma Adjustments

Pro forma adjustments include the following (all adjustments in millions):

(a)	To record the estimated additional depreciation and amortization.

	Year ended November 30, 2009	Nine Months Ended August 31, 2010
Reverse Eliokem depreciation and amortization recognized	$(13.4)	$(8.2)
Estimated amortization of identifiable intangible assets	4.8	3.6
Estimated depreciation	12.9	7.8

Pro forma adjustment	$4.3	$3.2

(b)	To record incremental amortization of new deferred financing costs and original issue discounts.

	Year ended November 30, 2009	Nine Months Ended August 31, 2010
Reverse OMNOVA’s amortization of existing deferred financing fees	(.3)	(.2)
Reverse Eliokem’s amortization of existing deferred financing fees	(.5)	(.4)
Record estimated amortization of original issue discount fees	.3	.2
Record estimated amortization of new deferred financing fees	2.2	1.7

Pro forma adjustment	$1.7	$1.3

OMNOVA estimates it will incur $15.4 million of deferred financing fees and $2.0 million of original issue discounts in connection with the issuance of the senior notes and the new term loan. The fees that OMNOVA will ultimately pay under this new debt could vary significantly from what is assumed in these unaudited pro forma combined financial statements, and will depend on the actual timing and repayments under the new debt, among other factors.

5.	Pro Forma Adjustments (continued)

(c)	To record the estimated interest expense on debt.

	Year ended November 30, 2009	Nine Months Ended August 31, 2010

Reverse OMNOVA’s existing term loan interest expense	$(6.8)	$(4.9)
Reverse Eliokem’s interest expense	(16.8)	(10.3)
Estimated interest expense	31.7	23.7

Pro forma adjustment	$8.1	$8.5

Interest on the senior notes is 7.875% per annum, payable semi-annually. Interest on the new term loan initially is at LIBOR plus 4.0% with a floor on LIBOR of 1.75%. Additionally, the new term loan will have required quarterly payments of $0.5 million.

(d)	To reverse acquisition costs of $2.6 million which have been recorded by OMNOVA during 2010. The associated costs are not reflected in the unaudited pro forma combined statements of operations due to their non-recurring nature.

(e)	OMNOVA performed an analysis of income by jurisdiction and concluded that OMNOVA’s existing deferred tax assets, specifically net operating loss carrryforwards, would be utilized to offset incremental Eliokem pro forma income and accordingly, recognized this benefit within the unaudited pro forma combined statements of operations.

5.	Pro Forma Adjustments (continued)

(f)	To record anticipated cash and anticipated debt transactions from financing activities.

August 31, 2010
Debt: (1)
Senior Notes	$250.0
New term loan	200.0
Original issue discounts	(2.0)
Pay off existing term loan	(141.2)

Net change in OMNOVA’s debt	306.8
Less: change in OMNOVA’s short-term debt	(.5)

Net change in OMNOVA’s long-term debt	$306.3

Cash
Received from net change in debt	$306.8
Less: Cash settlement of existing interest rate swap	(4.3)
Debt issuance costs on notes	(8.1)
Debt issuance costs on new term loan	(6.3)
Debt issuance costs on new revolving credit facility	(1.0)

Net change in cash from debt issuance	$287.1

(1)	See note 3 to these unaudited pro forma combined financial statements for detail of debt transactions.

(g)	To record estimated deferred financing costs at August 31, 2010.

August 31, 2010
Record new deferred financing costs on:
Senior notes	$8.1
New term loan	6.3
Revolving credit facility	1.0
Write-off OMNOVA’s existing deferred financing costs (retained earnings)	(1.1)

Net increase in other assets	$14.3

See pro forma adjustment (b) above. The existing OMNOVA deferred financing fees relate to August 31, 2010 unamortized balance of costs incurred in connection with OMNOVA’s existing term loan, which was repaid in connection with the entry into the new term loan and the issuance of the senior notes.

(h)	To record cash settlement of OMNOVA’s outstanding interest rate swap at a settlement cost to OMNOVA of approximately $4.3 million, which is reflected as a reduction to cash and a reduction to other liabilities.

(i)	To recognize the acquisition of Eliokem and the net increase in fair value of assets acquired and liabilities to be assumed.

Cash payment for acquisition of Eliokem:
Cash payment to Eliokem sellers for:
Payment of Eliokem existing debt
Amount due banks	$21.8
Long-term debt (1)	179.7

Total Eliokem debt repayments	201.5
Payment to Eliokem equity owners	88.5

290.0
Adjustment for Eliokem’s cash received	30.7

Cash payment for acquisition of Eliokem (2)	320.7
Acquisition related costs (3)	1.7

Net cash payments	$322.4

(1)	Total debt of Eliokem includes convertible bonds that are payable to the Sellers or other related parties. These convertible bonds bear interest at 10.0%, with interest and principal due at maturity in 2016 and payable in cash upon a change in control in ownership of Eliokem. These convertible bonds were redeemable for Shares at the election of Eliokem. As required under U.S. GAAP, these convertible bonds are included as debt in Eliokem’s consolidated financial statements due to the potential cash payment features of the convertible bonds.
(2)	The estimated purchase price consists of cash paid of $320.7 million less Eliokem’s existing cash balance of $30.7 million (as of September 30, 2010) for a net cash payment of $290.0 million.
(3)	Estimated acquisition costs that have not been incurred by OMNOVA through August 31, 2010 are also recorded as a charge to the retained earnings in the unaudited pro forma balance sheet.

(j)	To recognize the net increase in fair value of assets acquired and liabilities assumed.

Adjustments to fair value for assets acquired and liabilities to be assumed (4):
Net inventory	$4.0
Net property, plant & equipment	15.5
Net identifiable intangible assets	49.7
Goodwill	49.3
Eliokem’s deferred financing costs	(1.6)
Deferred tax liability (5)	(22.1)

$94.8

(4)	See Note 4.
(5)	Deferred taxes are estimated based on the increase in the fair values of property, plant and equipment and identifiable intangible assets over historical values recorded by Eliokem prior to the Acquisition.

(k)	To eliminate historical shareholders’ equity of Eliokem as of September 30, 2010.

Common Stock
Additional paid in capital	$(22.0)
Retained earnings	(9.0)
Accumulated other comprehensive income	6.5

Total	$(24.5)